Exhibit 10.7

May 7, 2014
VIA HAND DELIVERY

Mr. Frank Karbe
Exelixis, Inc.
210 East Grand Avenue
So. San Francisco, CA 94080

Re:    Exelixis Transition and Consulting Agreement
Dear Frank:
This letter shall be effective as of May 2, 2014 and sets forth the terms of the executive transition and consulting agreement (the “Agreement”) that Exelixis, Inc. (the “Company”) is offering to aid in your employment transition.
1.Transition Date. You will remain employed with the Company in your current position, on the terms and conditions described herein, through the close of the business on June 2, 2014 (the “Transition Date”).
2.    Transition Period. From the effective date of this Agreement through the Transition Date (the “Transition Period”), you will continue in your capacity as Chief Financial Officer, you will continue to perform your assigned duties to the best of your abilities, and you will continue to abide by all Company policies and procedures and any agreements between you and the Company. During the Transition Period, you will be paid your current base salary and you will continue to be eligible to participate in the Company’s employee benefit plans pursuant to the terms of those plans.
3.    Accrued Salary and Paid Time Off. On the Transition Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Transition Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
4.    Transition Benefits. If: (i) you timely sign and abide by the terms of this Agreement, and allow the releases contained herein to become effective, and (ii) on or within 21 days of your receipt of this Agreement, you execute and return to the Company the Executive Agreement and Release attached hereto as Exhibit A (the “Release”), and allow the releases contained in the Release to become effective; then, the Company will provide you with the following transition benefits:

Frank Karbe
May 7, 2014

(a)    Transition Payment. The Company will pay you $519,488.32, subject to payroll deductions and withholdings (the “Transition Payment”), in a single lump sum amount on the first regular payday following the Release Effective Date (as defined in the Release) and return of Company property (as provided herein).
(b)    COBRA Payments. If you timely elect continued coverage under COBRA for yourself and/or any eligible dependents, the Company will pay the COBRA premiums necessary to continue your current coverage (including eligible dependent coverage), in the manner described in the Exelixis, Inc. Change in Control and Severance Benefit Plan, until the earlier of: (i) a period of twelve (12) months after the Transition Date; or (ii) until such time as you become eligible for similar health insurance through another employer.  You agree to notify the Company in writing within ten (10) business days upon becoming eligible for similar health insurance through another employer.
(c)     Section 409A Compliance. It is intended that the Transition Payment be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and will be implemented and construed in accordance therewith to the greatest extent permitted under applicable law.
5.    Consulting Agreement. You agree that you will serve as a consultant to the Company after your Transition Date under the terms specified below. The consulting relationship will commence on the Transition Date and continue until June 2, 2015 (the “Consulting Period”), unless terminated earlier as provided herein.
(a)    Consulting Services. You agree to provide consulting services to the Company to assist in the transfer of responsibilities for day-to-day oversight of those areas of the Company you have managed as Chief Financial Officer; in addition, you agree to assist the company in connection with special projects related to corporate finance and tax matters at the request and direction of the Company’s President & CEO. In the performance of these services, you agree to exercise the highest degree of professionalism and to utilize your expertise, experience, and appropriate creative talents to the best of your ability. You agree to make yourself available to perform such consulting services throughout the Consulting Period, up to a maximum of forty (40) hours per week; provided, however, your consulting services shall be limited to the extent necessary to ensure that the Transition Date is treated as a “Transition from service” for purposes of Section 409A.
(b)    Consulting Fees. During the Consulting Period, you will receive consulting fees of $250 per hour for each hour and portion thereof during which you actually provide services to the Company (“Consulting Fees”).
(c)    Equity Awards. Your outstanding equity awards will continue to vest through the Consulting Period, provided that you remain in compliance with the terms of this

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May 7, 2014

Agreement. You will have three (3) months to exercise any vested equity following the end of the Consulting Period. You understand and agree that the tax treatment of certain of your stock options may change depending upon when you exercise them and that the Company makes no representation as to the tax treatment that will be afforded to any of your options.
(d)    Independent Contractor Relationship. Your relationship with the Company during the Consulting Period is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Except as specifically provided in this Agreement, you will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits.
(e)    Taxes and Withholding. As a consultant, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will issue you a Form 1099 with respect to your Consulting Fees. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacity, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all compensation you receive under this Agreement, with the exception of the employer’s share of social security, if any.
(f)    Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.
(g)    Proprietary Information and Inventions. You agree that your Employee Propriety Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit B, shall govern any Company information to which you have access or which you develop, or inventions made by you, while performing services during the Consulting Period.
(h)    Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company, provided that such work does not unduly hamper you in the performance of your consulting services, and that you remain available to perform under this Agreement. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, and obtain the Company’s written consent, before you obtain competitive employment, perform competitive work for any business entity, or engage in any other work activity that is competitive (as defined in the following sentence) with the Company’s interests. For purposes of this Agreement, the term “competitive” shall mean any activity or work for any entity engaged in, or providing advice to an

Frank Karbe
May 7, 2014

entity engaged in, the research, development or commercialization of bio-pharmaceuticals for the treatment of prostate or renal cancer.
(i)    Termination of the Consulting Period. The Consulting Period shall end on the earliest to occur of the following:
(1)    Expiration of the Consulting Period. The Consulting Period shall end on June 2, 2015, unless terminated earlier as provided herein.
(2)    Your Notice. You may terminate the Consulting Period at any time upon two (2) weeks’ written advance notice. If the Consulting Period is terminated by you for any reason, you will be entitled to all Consulting Fees (or pro rata portion thereof) and equity vesting earned through the last date that you provide consulting services, but you shall not receive any Consulting Fees or continued equity vesting through the scheduled end of the Consulting Period.
(3)    Notice by the Company For Breach. The Company may end the Consulting Period immediately if you breach any of your obligations hereunder or breach any of your obligations under your Confidentiality Agreement. In such an event, you will be entitled to all Consulting Fees (or pro rata portion thereof) and equity vesting earned through the last date that you provide consulting services, but you shall not receive any Consulting Fees or compensation through the scheduled end of the Consulting Period.
6.    No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Transition Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). You acknowledge and agree that the benefits provided hereunder are in lieu of any severance benefits to which you may be entitled under the Exelixis, Inc. Change in Control and Severance Benefit Plan or any other source.
7.    Expense Reimbursements. You agree that, within thirty (30) days of the Transition Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Transition Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
8.    Return of Company Property. By no later than the close of business on the Transition Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property (except as provided in the following sentence) in your possession or control. You may retain your Company-provided laptop, iPad and cell phone, but you must first provide them to the Company so that the Company may remove all confidential or proprietary data. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5)

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May 7, 2014

business days after the Transition Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder. Notwithstanding the foregoing, you may retain any Company property, documents or information necessary for you to provide your consulting services hereunder.
9.    Proprietary Information Obligations. You acknowledge and reaffirm your obligations under your signed Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B for your reference.
10.    Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation and the Company agrees to instruct its directors and senior officers not to disparage you; provided that any such party may respond accurately and fully to any request for information if required by legal process.
11.    No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
12.    Cooperation. For the 12-month period following the Transition Date, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs so as not to unreasonably interfere with your then employment or business activities. The Company will fully indemnify you to the maximum extent permitted by law for any such cooperation.
13.    No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
14.    Release of Claims.
(a)    General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely

Frank Karbe
May 7, 2014

release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, or equity in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
(c)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims for accrued vested benefits under the Company’s ERISA-qualified employee benefit plans; and (iv) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
(d)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s CEO); and (v) the ADEA Waiver will not be effective

Frank Karbe
May 7, 2014

until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it.
(e)    Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.
15.    Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and scanned image copies of signatures shall be equivalent to original signatures.
If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days after your receipt of this Agreement, and then send me the fully signed Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.
We wish you the best in your future endeavors.

Frank Karbe
May 7, 2014

Sincerely,
EXELIXIS, INC.

By:    /s/ Michael M. Morrissey
Michael M. Morrissey
President & Chief Executive Officer

Exhibit A – Employee Agreement and Release
Exhibit B – Employee Proprietary Information and Inventions Agreement

UNDERSTOOD AND AGREED:

/s/ Frank Karbe
Frank Karbe

May 7, 2014_______________________________
Date

EXHIBIT A

EXECUTIVE AGREEMENT AND RELEASE

(To be signed on or within twenty-one (21) days after Receipt)
In consideration for the severance benefits provided to me by Exelixis, Inc. (the “Company”) pursuant to my transition and consulting agreement with the Company dated May 7, 2014 and effective as of May 2, 2014 (the “Agreement”), I agree to the terms below.
I hereby confirm that: I have been paid all compensation owed for all hours worked by me for the Company; I have received all leave and leave benefits and protections for which I was eligible (pursuant to the Family and Medical Leave Act or otherwise) in connection with my work with the Company; and I have not suffered any injury or illness in connection with my work with the Company for which I have not already filed a claim.
I hereby release the Company, its current and past parents, subsidiaries, successors, predecessors, and affiliates, and each of such entities’ current and past officers, directors, agents, servants, employees, partners, members, managers, attorneys, shareholders, successors, and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Employee Agreement and Release (the “Release”).
This release of claims includes, but is not limited to, a release of: (a) all claims directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; (b) all claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, commissions, stock, stock options, or any other ownership or equity interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation or benefit; (c) claims for breach of contract, wrongful termination, or breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for negligence, fraud, defamation, intentional and negligent infliction of emotional distress, and/or physical injuries; and (e) all federal, state, and local statutory claims or causes of action in any jurisdiction, including but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Fair Employment and Housing Act (as amended), and/or the California Labor Code.
Notwithstanding the foregoing, excluded from this release are: (i) any rights I have under the Agreement; (ii) any rights to indemnification I may have pursuant to any written indemnification agreement to which I am a party or of which I am a third party beneficiary, or under applicable law; or (iii) any rights or claims that cannot be waived as a matter of law. I am waiving, however, my right to any monetary recovery should any governmental agency or entity pursue any claims on my behalf.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “Release ADEA Waiver”), and that the consideration given for the Release ADEA Waiver in this paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my Release ADEA Waiver does not apply to any rights or claims that may arise after the date that I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (iv) I have seven (7) days following the date I sign this Release to revoke the Release ADEA Waiver (by providing written notice of my revocation to the Company’s CEO); and (v) the Release ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Release is signed by me provided that I do not revoke it (the “Release Effective Date”).
I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.
This Release, together with the Agreement (including all exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

By: /s/ Frank Karbe
Frank Karbe

Date:    May 7, 2014____________________

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
(U.S. EMPLOYEES)

In consideration of my employment by Exelixis, Inc. or any of its affiliated companies (the "Company"), and the compensation paid to me, I hereby agree as follows:
1.    NONDISCLOSURE
1.1    Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter for a period of ten (10) years, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign and agree to assign to the Company any rights, title and interest that I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
1.2    Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes tangible and intangible information relating to biological and organic materials and/or protocols, including, but not limited to, antibodies, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement.
1.3    Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter for a period of ten (10) years, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel or other authorized representatives who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
1.4    No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other third party to whom I have an obligation of confidentiality unless consented to in writing by that former employer or third party. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
2.    ASSIGNMENT OF INVENTIONS.
2.1    Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
2.2    Prior Inventions. Inventions which are the subject of a pending patent application or issued patent, and have been reduced to practice prior to the commencement of my employment with the Company, are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B, attached hereto, a complete list of all inventions, listed by Country filed patent number, that I have, alone or jointly with others, reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, have modified, use, have used, sell, have sold, import and have imported such Prior Invention unless a portion is restricted by a prior obligation, in which case such portion may be excluded. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, in whole or in part, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3    Assignment of Proprietary Rights. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future all my right, title and interest in and to any and all Proprietary Rights (which are filed in patent applications or made or first fixed in a tangible medium, as applicable) to the Company whether or not patentable or registrable under patent, copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."
2.4    Nonassignable Inventions. This Agreement does not apply to an invention which qualifies fully as a nonassignable invention under applicable state laws. For California-based employees, Section 2870 et seq. of the California Labor Code (hereinafter "Section 2870") requires that I receive the notification on Exhibit A (Limited Exclusion Notification) and by my signature below, I acknowledge receipt of the notification.
2.5    Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all inventions authored or made by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within one (1) year after termination of my employment and provide a copy of such patent application(s) in written and electronic form; I will provide said disclosure and/or copies within thirty (30) days of conception, making and/or reduction to practice, or filing, respectively. At the time of each such disclosure, I will advise the Company in writing of any inventions that I believe fully qualify for protection under applicable state laws (including in California, Section 2870); and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to inventions that qualify fully for protection under the provisions of applicable state laws. In any event, I will preserve the confidentiality of any invention that does not fully qualify for protection under applicable state laws.

2.6    Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.
2.7    Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to the United States Copyright Act (17 U.S.C., Section 101).
2.8    Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end, I will execute, verify and deliver such documents and perform such other acts (including but not limited to patent applications and assignments) and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3.    RECORDS. I agree to keep and maintain adequate and current records (in the form of notes,

sketches, drawings and in any other form that may be required by the Company) of all Proprietary Rights developed by me and all inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
4.    ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company, I will not induce any employee of the Company to leave the employ of the Company.
5.    NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
6.    RETURN OF COMPANY PROPERTY. When I leave the employ of the Company, I will deliver to the Company any and all property of the Company, including without limitation laboratory notebooks, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any personal property situated on the Company's premises, including computers, email, disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement verifying my compliance with the terms of this Agreement.
7.    LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
8.    NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
Director, Human Resources
Exelixis, Inc.
170 Harbor Way
P.O. Box 511
South San Francisco, CA 94083-0511

_______________________________________
_______________________________________
_______________________________________
9.    NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby give consent to Company to notify my new employer of my rights and obligations under this Agreement.
10.    GENERAL PROVISIONS.
10.1    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Mateo County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.
10.2    Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
10.3    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
10.4    Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
10.5    Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without advance notice and with or without cause. This is called "employment at will," and no one other than the President of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy. Furthermore, any such agreement must be in writing and must be signed by both the President of the Company and me.
10.6    Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
10.7    Advice of Counsel.     I acknowledge that, in executing this agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

[signature page follows]

10.8    Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
This Agreement shall be effective as of the first day of my employment with the Company, namely: Feb 6, 2004.
I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

EMPLOYEE

Dated:     Feb 10, 2004

Signature    /s/ Frank Karbe

Printed Name:    Frank Karbe

COMPANY

Dated:        2/6/04

Signature:    /s/ Pamela Simonton

Printed Name: Pamela Simonton

EXHIBIT A
LIMITED EXCLUSION NOTIFICATION
THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:
1.Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or
2.Result from any work performed by you for the Company.
To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
I ACKNOWLEDGE RECEIPT of a copy of this notification.
By: Frank Karbe
(PRINTED NAME OF EMPLOYEE)
Date: Feb 10, 2004
WITNESSED BY::

Amy Rios
(PRINTED NAME OF REPRESENTATIVE)

    A-1.

EXHIBIT B
PRIOR INVENTIONS

TO:        Exelixis, Inc.

FROM:    Frank Karbe
DATE:    Feb 10, 2004

SUBJECT:	Prior Inventions
1.    Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Exelixis Pharmaceuticals, Inc. (the "Company") that have whatever recited above by me alone or jointly with others prior to my engagement by the Company:

☒    No inventions or improvements.
☐     See below:

☐ Additional sheets attached.
2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):
Invention or Improvement    Party(ies)        Relationship
1.
2.
3.
☐ Additional sheets attached.